SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Rent-Way, Inc.
(Name of Registrant as Specified In Its Charter)

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RENT-WAY, INC.
ONE RENTWAY PLACE
ERIE, PENNSYLVANIA 16505
_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 12, 2003
_______________

To the Shareholders of Rent-Way, Inc.:

                                        Notice is hereby given that the Annual Meeting of the Shareholders of Rent-Way, Inc. (the "Company") will be held at the Clarion Hotel located at 2800 West Eighth Street, Erie, Pennsylvania 16505, on Wednesday, March 12, 2003 at 10:00 a.m. for the following purposes:

(a)     To elect three Class II directors to serve until the 2006 Annual Meeting of Shareholders; and

(b)     To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.

                                        The Board of Directors has fixed the close of business on January 17, 2003 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders, except that shareholders are entitled to cumulative voting in the election of directors.

By Order of the Board of Directors,

WILLIAM LERNER
 Secretary

Erie, Pennsylvania
January 28, 2003

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING,
PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET AS DESCRIBED ON YOUR PROXY CARD OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED PREPAID ENVELOPE.

RENT-WAY, INC.
ONE RENTWAY PLACE
ERIE, PENNSYLVANIA 16505
_______________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MARCH 12, 2003
_______________

            This Proxy Statement and the accompanying form of proxy are being mailed on or about January 28, 2003 in connection with the solicitation by the Board of Directors of Rent-Way, Inc. ("Rent-Way" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, March 12, 2003, and any adjournments thereof.

            If the form of proxy enclosed is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument with the Secretary of the Company revoking it or by submitting a duly executed proxy bearing a later date.

            The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its common stock.

            The authorized common stock of the Company consists of 50,000,000 shares, no par value, of which 25,685,538 shares were issued and outstanding as of January 17, 2003, the record date fixed for the annual meeting. Each outstanding share of common stock is eligible to be voted at the annual meeting. Holders of record as of the record date will be entitled to one vote per share on all matters to be voted on by the shareholders, except that shareholders are entitled to cumulative voting in the election of directors, which means that a shareholder is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and all of such votes may be cast for one nominee or distributed among any two or more nominees. Cumulative voting enables shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of directors being voted upon. Persons holding less than a majority of the shares voting may therefore be able to elect one or more directors.

            The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions, directions to withhold authority and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum on that matter. The three nominees receiving the greatest number of votes cast for the election of directors at the annual meeting by shares entitled to vote and present by person or in proxy at the annual meeting will be elected directors. Abstentions, directions to withhold authority and broker non-votes will have no effect on the election of directors.

ELECTION OF DIRECTORS

            The Company's by-laws require that the directors be divided into three classes, with the term of office of at least one class expiring each year. Pursuant to the by-laws, the members of a class are elected for a term of three years and until their respective successors have been elected and qualified, or until the respective director's earlier death, resignation or removal. The by-laws provide for a board that is not more than nine members.

            The term of office of Class II directors expires at the annual meeting. The board proposes that the nominees described below, each of whom is currently serving as a Class II director, be elected as Class II directors for a new term of three years ending at the 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

            When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the direction indicated, or, if no direction is indicated, the shares will be voted in favor of the election of the nominees identified below. The Company expects each nominee to be able to serve, if elected, but if any nominee notifies the Company before the annual meeting that he is unable to do so, then the proxies will be voted for such other person as the board designates.

            Information regarding the nominees standing for election as Class II directors is set forth below:

        William Lerner has been a director of the Company since November 1992 and its Secretary since January 1993. Mr. Lerner is a practicing attorney in New York since 1961 and in Pennsylvania since 1990. Mr. Lerner is also a director of Seitel, Inc., Micros-to-Mainframes, Inc. and Cortland Trust, Inc.

        Marc W. Joseffer has been a director of the Company since May 1994 and was employed by the Company in various management positions from May 1994 through October 1996. For more than five years prior thereto, he was Vice President and a principal shareholder of D.A.M.S.L. Corp. D.A.M.S.L. was acquired by the Company in May 1994. Mr. Joseffer is a director of Greenleaf Distributors, Inc., a director of Jones & Joseffer, Inc. and a director and the secretary of Holimont Inc.

        Jacqueline E. Woods has been a director of the Company since March 1999. Ms. Woods is a nationally-recognized educator and specialist in adult education, community colleges and education public policy. Ms Woods is currently the Executive Director of the American Association of University Women (AAUW). In 1996, President Clinton appointed her as the Director of the Liaison Office for Community Colleges for the U.S. Department of Education. From 1993 to 1996, Ms. Woods served as Vice Chancellor for External Affairs for the City Colleges of Chicago. Prior to that, she served as the Vice President for Institutional Advancement for the Community College of Philadelphia, and earlier in her career, held various other senior level positions at higher education associations and institutions. Ms. Woods also serves as a director of the Pivot Point, Inc., a privately-held corporation, and as a director on several non-profit boards, including the National Council for Women's Organizations and the Ms. Magazine Advisory Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR.

MANAGEMENT INFORMATION

Directors and Executive Officers

        Certain information regarding the directors and executive officers of the Company is set forth below.

Name	Age	Position
William E. Morgenstern	44	Chairman of the Board, Chief Executive Officer and Director
Gerald A. Ryan	67	Chairman Emeritus of the Board and Director
William Lerner	67	Corporate Secretary and Director
Robert B. Fagenson	54	Director
John W. Higbee	60	Director
Marc W. Joseffer	54	Director
Jacqueline E. Woods	55	Director
William A. McDonnell	41	Vice President and Chief Financial Officer
Ronald D. DeMoss	52	Vice President and General Counsel
William S. Short	44	Vice President of Operations
John A. Lombardi	37	Vice President, Corporate Controller and Chief Accounting Officer

        William E. Morgenstern, a founder of the Company, has served as its Chief Executive Officer and as a director since its formation in 1981. In October 1999, Mr. Morgenstern was elected Chairman of the Board of the Company. Mr. Morgenstern began his rental-purchase industry career with Rent-A-Center in 1979 in Ft. Worth, Texas. While employed by Rent-A-Center, he held the positions of store manager and district manager. Mr. Morgenstern is a former President of the Pennsylvania Association of Rental Dealers. Currently, Mr. Morgenstern is a member of the Board of Directors of Hamot Health Foundation, a non-profit organization that operates Hamot Medical, a tertiary medical center located in Erie, Pennsylvania. As a Hamot Board member, Mr. Morgenstern serves on the executive committee and is chairman of the strategic planning committee. Mr. Morgenstern is a Class III director whose term expires in 2004.

        Gerald A. Ryan, a founder of the Company, served as Chairman of the Board of the Company from 1981 to October 1999 and as a director since its formation in 1981. Mr. Ryan currently serves as Chairman Emeritus of the board and as a consultant to the Company. Mr. Ryan has also been instrumental in the formation of several other companies, including Spectrum Control, Inc. He presently serves as Chairman of the Board of Spectrum Control. Mr. Ryan is also President and Chairman of the Board of Erie Business Management Corp. and Chairman of the Board of Automated Industrial Systems. Mr. Ryan is a Class I director whose term expires in 2005.

        Robert B. Fagenson has been a director since August 1993. He has, for more than the past five years, been President and a director of Fagenson & Co., Inc. Since June 2000, Mr. Fagenson has served as Vice Chairman of the Management Committee of Van der Moolen Specialists USA, LLC. Mr. Fagenson is also a director of Cash Technologies, Inc. Mr. Fagenson is a Class I director whose term expires in 2005.

        John W. Higbee has been a director of the Company since November 2001. Mr. Higbee is currently Chief Financial Officer of Le-Nature's, Inc., a privately held company. Prior to that, he was he was a partner of Arthur Andersen LLP. Mr. Higbee was elected by the board to fill the vacancy created by the resignation of Vincent Carrino in November 2001. Mr. Higbee is a Class III director whose term expires in 2004.

        William A. McDonnell was hired by the Company on February 1, 2000 as Vice President and Chief Financial Officer. Prior to his employment with Rent-Way, Mr. McDonnell was a director in the Global Distribution Group for the Bank of Montreal. Prior to that position, Mr. McDonnell was Vice President and Relationship Manager in the Emerging Majors Group for Harris Bank.

        Ronald D. DeMoss was elected Vice President and General Counsel of the Company in February 1996. From June 1990 through November 1995, Mr. DeMoss was employed as a corporate counsel for Rent-A-Center and, in such capacity, was involved in the enactment of rental-purchase legislation in 11 states. During 1995, Mr. DeMoss also served as Rent-A-Center's Director of Government Relations. Mr. DeMoss was a member of the Board of Directors of APRO from 1996 to 2002. Mr. DeMoss serves on APRO's Government Relations Committee. From 1981 through 1990, Mr. DeMoss was a practicing attorney in Wichita, Kansas.

        William S. Short was hired by the Company in July of 1996 and served in various operations positions including Executive Vice President - Operations, Divisional Vice President - Operations, Vice President of Operations Administration, Director of Operations and Regional Manager. In July of 2002 he was appointed Senior Vice President of Operations. Prior to his employment with the Company, he was employed by Rent-A-Center for 12 years where he held various field positions, the last being Market Manager.

        John A. Lombardi was hired by the Company in April 2001 as Vice President, Corporate Controller and Chief Accounting Officer. From August 1997 until he joined the Company, Mr. Lombardi served as the Chief Financial Officer and Treasurer at Community Rehab Centers, Inc., Boston, Massachusetts. During 1996 and 1997, he served as Executive Vice President, Chief Financial Officer and Treasurer of Northstar Health Services Inc. From 1986 to 1996, Mr. Lombardi worked in the specialty consulting services and audit and business advisory services practices of Arthur Andersen LLP. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant, and a certified fraud examiner.

        Additional information regarding Messrs. Lerner and Joseffer and Ms. Woods appears under the caption "Election of Directors" in this Proxy Statement.

Meetings and Committees of the Board

            The Board of Directors has standing Audit, Compensation, Stock Option, Nominating, Corporate Governance, Executive, Finance and Litigation Committees. The board held twelve meetings in the Company's fiscal year ended September 30, 2002, or fiscal year 2002. Each director attended at least 75% of meetings of the full board and meetings of committees on which each served.

            The Audit Committee consists of Messrs. Lerner (Chair), Higbee and Fagenson. The Audit Committee ratifies the selection of the independent auditors, reviews the arrangements for and scope of the annual audit and reviews the results of such audit. The Audit Committee also inquires into important internal controls, accounting and financial reporting matters, reviews potential conflict of interest situations, as appropriate, and reports and makes recommendations to the full board, as appropriate. The Audit Committee had ten meetings in fiscal year 2002.

            The Compensation Committee consists of Messrs. Fagenson (Chair) and Lerner, and Ms. Woods. The Compensation Committee reviews the Company's compensation policies and reviews and approves the compensation of executive officers. The Compensation Committee had two meetings in fiscal year 2002.

            The Stock Option Committee consists of Messrs. Fagenson (Chair) and Lerner. The Stock Option Committee administers the Company's 1992, 1995 and 1999 Stock Option Plans and otherwise administers and oversees the grant of stock options by the Company. The Stock Option Committee had two meetings in fiscal year 2002.

            The Corporate Governance/Nominating Committee consists of Ms. Woods (Chair) and Messrs. Joseffer and Lerner. The Corporate Governance/Nominating Committee develops and monitors the Company's policies regarding compliance with corporate governance laws and regulations and recommends nominees for election as directors to the board and to committees thereof. The Corporate Governance Committee had four meetings in fiscal 2002.

            The Executive Committee consists of Messrs. Joseffer (Chair) and Morgenstern. The Executive Committee meets between regular board meetings to consider items of general concern to the Company. In addition, it sets the compensation of senior management (other than executive officers), approves locations for and timing of new store openings, and takes such further action as appropriate for the Company to properly function between board meetings (subject to ratification or approval of the full board, as appropriate). The Executive Committee did not have any meetings in fiscal year 2002.

            The Finance Committee consists of Messrs. Ryan (Chair), Joseffer and Higbee. The Finance Committee reviews with management on a monthly basis the Company's financial performance and provides reports thereon to the full board. The Finance Committee had eleven meetings in fiscal 2002.

            The Litigation Committee consists of Messrs. Lerner (Chair) and Fagenson and Ms. Woods. The Litigation Committee monitors, reviews and advises the full board on litigation matters of the Company. The Litigation Committee had two meetings in fiscal 2002.

Compensation of Directors

            Directors who are not employees of the Company (Messrs. Higbee, Fagenson, Joseffer, Lerner, Ryan and Ms. Woods) receive an annual retainer of $36,000. Additionally, each director receives $1,500 for each board meeting attended in person and $500 for each meeting attended by telephone, $500 for each committee meeting attended in person and $250 for each committee meeting attended by telephone. Non-employee directors also receive an annual grant of stock options under the Company's existing stock option plans. The number of shares subject to the annual option grant is determined by years of service as a director with 1,000 shares granted for each year of service up to a maximum of 10,000 shares. The exercise price of the options is the closing price of the Company's common stock on the date of grant. Non-employee directors are also reimbursed for their out-of-pocket expenses incurred for attendance at meetings of directors and shareholders. Mr. Lerner receives no compensation for serving as Secretary to the Company. Non-employee directors who serve as chairman of one of the board's standing committees receive an additional annual retainer of $6,000. Directors who are employees of the Company receive no additional compensation for their service as directors.

            During fiscal year 2002, Messrs. Fagenson, Lerner and Ryan each received a grant of 8,000 options, Mr. Joseffer received a grant of 7,000 options and Ms. Woods received a grant of 2,000 options at an exercise price of $5.59 per share vesting one-half on the grant date, October 2, 2001, and one-fourth on each of October 1, 2002 and October 1, 2003. Mr. Higbee received a grant of 1,000 options at an exercise price of $6.80 per share vesting one-half on the grant date, October 30, 2001, and one-fourth on each of October 30, 2002 and October 30, 2003.

            During fiscal year 2002, Mr. Ryan served as a consultant to the Company under an agreement for a term that commenced October 1, 1999 and continues to September 30, 2009. Under the agreement, Mr. Ryan receives annual compensation of $100,000 (subject to annual cost of living increases and an annual review by the Compensation Committee of the board) and is eligible to receive an annual bonus in an amount determined by the board. Mr. Ryan is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

EXECUTIVE COMPENSATION

            The following table discloses compensation for the years ended September 30, 2002, 2001 and 2000 received by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the close of fiscal year 2002 (the "Named Executive Officers").

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Securities Underlying Options(#)	Other Compensation ($)

William E. Morgenstern Chairman of the Board and Chief Executive Officer	2002	$ 498,077	$ 750,000	250,000	--
	2001	450,000	--	--	$ 158,603(3)
	2000	450,000	375,000	70,000	368,161(4)

William A. McDonnell (5) Vice President and Chief Financial Officer	2002	$ 203,072	$ 75,000	50,000	--
	2001	195,262	--	--	$ 7,482(6)
	2000	120,000	--	30,000	--

Ronald D. DeMoss Vice President and General Counsel	2002	$ 208,654	$ 30,000	3,000	--
	2001	200,000	--	50,000	--
	2000	200,000	25,000	17,500	--

William S. Short Vice President of Operations	2002	$ 186,046	$ 42,332	123,500	$ 1,058(6)
	2001	168,269	53,633	40,000	39,558(6)
	2000	140,000	97,611	2,500	1,845(6)

John A. Lonbardi Vice President, Corporate Controller and Chief Accounting Officer	2002	$ 169,569	$ 35,500	--	$ 2,915(6)
	2001	66,635	--	30,000	2,500(6)

(1)   Except as set forth above, the Named Executive Officers did not receive any annual compensation not properly characterized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which to the Company did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such officer. The Company has a medical and health benefits plan and provides term life insurance for its employees, however, such plans do not discriminate in scope, terms or operation in favor of executive officers or directors and are generally available to all salaried employees. The Company has a 401(k) plan but does not have any other pension plan or any long-term incentive plan.

(2)   Represents payments made in fiscal year shown for bonuses earned in the prior fiscal year.

(3)   Represents a personal loan that the Company made to Mr. Morgenstern on November 1, 2000.

(4)   Represents loans made to Mr. Morgenstern to fund the exercise of stock options. Also includes, for fiscal year 2000, $94,100 paid to Mr. Morgenstern for the withholding taxes due on an option exercise. Mr. Morgenstern surrendered 5,881 shares to the Company in return for such payment.

(5)   Began employment on February 1, 2000.

(6)   Represents payments made as reimbursement for moving expenses.

Employment Agreements

            During fiscal year 2002, Mr. Morgenstern served as Chairman of the Board and Chief Executive Officer under an employment agreement with the Company dated November 20, 2001. The employment agreement was effective as of October 1, 2001 and ends on October 1, 2006, unless earlier terminated in accordance with the terms of the agreement. The term of the employment agreement is automatically extended for additional one-year periods, unless either party gives notice at least 120 days prior to the end of any renewal term that the agreement will not be extended. Under the employment agreement, Mr. Morgenstern receives an annual salary of $500,000, which is subject to review annually by the board. He is also eligible to receive annual bonuses in amounts determined by the board. Mr. Morgenstern is eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

            In the event Mr. Morgenstern's employment is terminated within 24 months following or directly or indirectly in connection with or in anticipation of a change in control of the Company for any reason other than cause or by Mr. Morgenstern for good reason or because any successor to the Company fails to appoint him to a similar executive position, assume the Company's obligations under his employment agreement or assume any indemnification agreement or provisions in effect at the time of the change in control, he will be entitled to receive (i) his salary and fringe benefits through the termination date and an amount equal to the greater of two times his then current annual base salary or the sum of the remaining payment of his then current base salary under the remaining term of the employment agreement, (ii) a bonus payment equal to the sum of (A) the greater of 200% of his then current base salary or an amount equal to 10% of his then current base salary multiplied by each full month then remaining in the term of the employment agreement, (B) an amount equal to his then current base salary prorated for the length of his service in the calendar year in which his termination occurs, and (C) any unpaid portion of a bonus earned in a prior fiscal year, (iii) payment for accrued but unused vacation prorated for the length of his services in the calendar year in which his termination occurs, (iv) for 24 months following the change in control, payment for outplacement services incurred by Mr. Morgenstern not to exceed 5% of his annual base salary effective at the time of termination, (v) full vesting under any qualified and non-qualified pension or profit-sharing plan maintained by the Company, or in lieu thereof, a cash payment equal to the value of the benefit not so vested and (vi) the acceleration and extension of exercisability of his outstanding stock options. The cash payments described above are to be made in one lump sum. Mr. Morgenstern is also entitled to receive a tax gross-up payment from the Company in the event the payments described above expose Mr. Morgenstern to the excise tax imposed on such payments by applicable U.S. tax law.

            Under Mr. Morgenstern's employment agreement, a "change in control" means and is deemed to have occurred if: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the date of Mr. Morgenstern's employment agreement), individuals who at the beginning of such period constitute the board of directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority of the board; (iii) the Company's shareholders approve a merger or consolidation of the Company with any other company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities will not constitute a change in control; or (iv) the Company's shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. If any of the events enumerated in clause (i) through (iv) occur, the board will determine in good faith the effective date of the change in control resulting therefrom for purposes of Mr. Morgenstern's employment agreement.

            Since February 1, 2000, Mr. McDonnell has served as the Company's full-time Vice President and Chief Financial Officer under an employment agreement with the Company for a term continuing to February 1, 2003, unless earlier terminated in accordance with its terms. The term of the employment agreement is automatically extended for rolling two-year periods beginning on the date which is one year prior to February 1, 2003 and each anniversary of such date, unless either party gives notice at least 60 days prior to any such date that the term will not be extended. Under the agreement, Mr. McDonnell receives an annual salary of $190,000 for the first year of the agreement, which amount will increase by the equivalent of 4% of base salary for the second and third years of the agreement. Mr. McDonnell's salary is also subject to annual review by the Compensation Committee of the board and, following the third year of the agreement, is subject to annual cost of living increases. Mr. McDonnell is also eligible to participate in the Company's employee benefit plans and to receive fringe benefits made generally available to senior management.

            The Company has an employment agreement with Mr. DeMoss pursuant to which he is employed full-time as the Vice President and the General Counsel of the Company for a term that commenced on January 15, 1998. Mr. DeMoss' employment continues on a revolving 12-month basis, such 12-month period commencing on the first day of the month next succeeding January 15, 1998 and continuing thereafter commencing on the first day of each succeeding month, until terminated. Under the employment agreement, Mr. DeMoss receives an annual salary and is eligible to receive an annual bonus in an amount determined by the board. Mr. DeMoss' annual salary under the employment agreement is $200,000. Mr. DeMoss is also eligible to participate in the Company's employee benefit plans in accordance with the terms of such plans.

            The Company has an employment agreement with William S. Short pursuant to which he is employed full-time as the Company's Vice President of Operations for a term that commenced as of July 1, 2002. The term of Mr. Short's employment agreement will continue until June 30, 2005 or until terminated as provided in the agreement. However, beginning on June 30, 2005, and on each anniversary of this date thereafter, the agreement will be automatically extended for an additional year, unless terminated at least 120 days prior to any such anniversary date. Pursuant to the terms of the agreement, should the Company choose not to renew the agreement, Mr. Short will be entitled to continue to receive his current base salary and all fringe benefits provided under the terms of the agreement, including medical and health insurance, for a period of 24 months. Mr. Short receives an annual base salary of $250,000, is eligible for reimbursement for certain expenses and is eligible to receive an annual bonus calculated pursuant to performance standards developed by the Company's Compensation Committee in consultation with Mr. Short. Upon execution of the Agreement, Mr. Short was granted an option to purchase 75,000 shares of common stock, of which 25,000 vested immediately, 25,000 will vested July 1, 2003 and 25,000 will vest on July 1, 2004. Mr. Short is also eligible to participate in the Company's employee benefit plans in accordance with the terms of such plans.

            The Company has an employment agreement with Mr. Lombardi under which he is employed full-time as the Company's Vice President, Corporate Controller and Chief Accounting Officer for a term that commenced in April 2001 and continues until April 2004 or until earlier terminated as provided in the agreement. The term is automatically extended for one-year periods, unless either party provides a termination notice at least 60 days prior to the expiration of any one-year period. Under the agreement, Mr. Lombardi receives an annual base salary of $165,000 and is eligible for an annual bonus in an amount determined by the Chief Executive Officer on the basis of corporate performance. Mr. Lombardi is also entitled to participate in the Company's employee benefit plans in accordance with the terms of those plans.

Stock Options

            The following table sets forth information concerning stock option grants made to the Named Executive Officers in fiscal year 2002:

Option Grants in Fiscal Year 2002 Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5% ($)	10% ($)
William E. Morgenstern	250,000	13.8%	$6.45	11/20/06	$2,058,004	$2,596,947
William A. McDonnell	50,000	2.8%	$8.73	4/23/07	$557,097	$702,988
Ronald D. DeMoss	3,000	0.2%	$11.67	6/13/07	$44,683	$56,384
William S. Short	48,500	2.7%	$11.67	6/13/07	$722,369	$911,541
	75,000	4.1%	$11.90	7/01/07	$1,139,081	$1,437,380
John A. Lombardi	--	--	--	--	--	--

            The following table sets forth information concerning stock option exercises by the Named Executive Officers during fiscal year 2002 and the number of shares and the value of options outstanding as of September 30, 2002 for each such officer:

Aggregate Option Exercises and Option Values as of September 30, 2002
			Number of Securities Underlying Unexercised Options at 9/30/02 (#)		Value of Unexercised In-the-Money Options at 9/30/02 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Morgenstern	--	--	714,166	100,834	$ -0-	$ -0-
William A. McDonnell	--	--	32,499	47,501	-0-	-0-
Ronald D. DeMoss	--	--	38,791	39,209	-0-	-0-
William S. Short	--	--	75,916	87,584	-0-	-0-
John A. Lombardi	--	--	10,000	20,000	-0-	-0-

(1)   Based on the closing sales price of the Common Stock on the New York Stock Exchange of $3.00 per share on September 30, 2002, less the exercise price.

COMPENSATION COMMITTEE REPORT

            The Compensation Committee of the Board of Directors reviews and approves compensation levels and benefit plans and policies applicable to senior management of the Company, including the Chief Executive Officer and other executive officers of the Company, and submits its recommendations to the board for ratification.

            The Company's compensation policies are designed (a) to attract and retain individuals of the best quality available in the rental-purchase industry, (b) to motivate and reward these individuals based on corporate and individual performance and (c) to align the interests of these individuals with the interests of the shareholders of the Company through stock-based incentives. Consistent with the above-stated philosophy, senior management compensation generally consists of three components: base salary, bonus and incentive awards in the form of stock options. Salary levels for senior management are determined generally on the basis of pay practices of comparable companies in the rental-purchase industry. Bonuses are determined by considering performance during and over the course of each performance year. Decisions with respect to the size and timing of bonus payments are made by reference to both Company and individual performance factors and there is no target, cap or floor regarding the amount of any bonus. Stock option awards are made to senior management in order to link a portion of compensation directly to the value of the Company's common stock. The ultimate value of the options depends on future appreciation in the common stock. Because the Company desires to hire and retain senior managers of the best quality available in the rental-purchase industry, its compensation levels will generally be at or above those of its competitors.

            Compensation of the Company's Chief Executive Officer, William E. Morgenstern, is determined annually by the Board of Directors in accordance with the terms of Mr. Morgenstern's employment agreement and is based on performance standards developed by the Compensation Committee of the board. The Compensation Committee recommended to award Mr. Morgenstern a bonus of $370,000 for his performance in fiscal year 2002 and to increase Mr. Morgenstern's annual base salary to $500,000.

            In determining the level of base salary and bonus to be paid to Mr. Morgenstern in fiscal year 2002, the Compensation Committee considered both the value of Mr. Morgenstern to the Company and pay practices for comparable performance in the rental-purchase industry and for companies of comparable size.

Robert B. Fagenson, Chair William Lerner Jacqueline E. Woods

AUDIT COMMITTEE REPORT

            The Audit Committee of the board comprises three independent directors and operates under a written charter adopted on February 22, 2000. A copy of the charter was attached as Exhibit A to the Company's proxy statement filed with the United States Securities and Exchange Commission (the "SEC") on August 27, 2001. While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, in its corporate oversight role, the Audit Committee reviews the Company's financial reporting process on behalf of the board.

            Each year, the Audit Committee generally holds at least two meetings, one to review the scope of the audit and the second to review the results of the audit. In addition, conferences and/or meetings are held with the Company's independent public accountants prior to the filing of quarterly financial information with the SEC. The meetings and the conferences are designed to facilitate open communication between the Audit Committee, management of the Company and the Company's independent public accountants. The Audit Committee reviews and discusses the consolidated financial statements and the quarterly financial information with management and independent public accountants in the context of these meetings.

            The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has directed access to the independent auditors as well as to any and all Company personnel. The Audit Committee has the authority to engage, at the Company's expense, special legal, accounting or such other consultants it deems necessary to assist in the performance of its duties.

            In October 2001, the Audit Committee engaged Charles G. Knight, CPA, CVA, a principal of the firm of Schaffner Knight Minnaugh Company, P.C., an independent firm of certified public accountants, to supervise the internal audit function of the Company and report directly to the Audit Committee. This engagement continued throughout fiscal 2002.

            As a result of the discovery of accounting improprieties in October 2000, the Audit Committee engaged the law firm of Ross & Hardies as special counsel to provide advice and counsel to the Audit Committee on issues impacting upon the financial statements and financial results of the Company. This engagement continued throughout fiscal 2002.

            The Audit Committee also actively participates in the selection of the firm to audit the consolidated financial statements of the Company and review the Company's quarterly financial results. The Audit Committee recommended to the board the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants to audit the consolidated financial statements and review the quarterly financial results of the Company for fiscal year 2002. The Audit Committee will be making a recommendation to the board for the selection of a firm of independent accountants to audit the consolidated financial statements of the Company for the year ending September 30, 2003 following the 2003 annual meeting.  The Company has retained PricewaterhouseCoopers LLP to review the quarterly financial statement of the Company for the period ending December 31, 2003.

            The Audit Committee discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). PricewaterhouseCoopers LLP also provided the Audit Committee the written disclosures and the letter required by Independence Standards Board ("ISB") Standard No. 1 (Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP their independence under ISB Standard No. 1. The Audit Committee considered whether the engagement of PricewaterhouseCoopers LLP to provide other services including audits of the Company's employee benefit plans and assistance in the accounting investigation was compatible with their independence and the Audit Committee does not believe that any impairment of independence existed or currently exists as a result of this engagement.

            Based upon these reviews and discussions, the Audit Committee recommended to the board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2002, for filing with the SEC.

William Lerner, Chair
Robert B. Fagenson
John W. Higbee

PERFORMANCE GRAPH

            The following graph compares for the five-year period ended September 30, 2002, the cumulative total shareholder return for the Company, the Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq Composite Index"), and a group consisting of publicly-traded rental-purchase companies (the "Industry Group"). The graph assumes that $100 was invested on September 30, 1997 in the common stock of the Company, the Nasdaq Composite Index and the Industry Group, and assumes reinvestment of dividends. For fiscal year 1998, the Industry Group consisted of Aaron Rents, Inc., Alrenco, Inc. and Renters Choice, Inc. For fiscal year 1999, Alrenco, Inc. was dropped from the Industry Group since the Company and Alrenco, Inc. merged on December 10, 1998 and Rainbow Rentals, Inc. was added. For fiscal year 1999, 2000, 2001 and 2002 the Industry Group consists of Rent-a-Center, Inc. (previously Renters Choice, Inc.), Aaron Rents, Inc. and Rainbow Rentals, Inc. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

[PERFORMANCE GRAPH]

	9/30/97	9/30/98	9/30/99	9/30/00	9/30/01	9/30/02
Rent-Way, Inc.	100	117	90	144	25	14
Nasdaq Composite Index	100	100	163	218	89	31
Industry Group	100	97	83	114	91	192

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            During fiscal year 2002, Robert B. Fagenson, William Lerner and Jacqueline E. Woods served as the members of the Compensation Committee. Other than Mr. Lerner, who is Secretary of the Company, no person who served as a member of the Company's Compensation Committee during fiscal year 2002 was (i) an officer or employee of the Company during such fiscal year or (ii) formerly an officer of the Company. No executive officer of the Company served as a member of the compensation or similar committee of the board of any other entity where an executive officer of which served on the Compensation Committee or the board.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth information concerning the shares of common stock beneficially owned by (i) each beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) the Named Executive Officers and (iv) the directors and the Named Executive Officers as a group. This information is presented as of January 17, 2002. Except as otherwise noted, the Company believes that the persons listed below have sole investment and voting power with respect to the shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Class

William E. Morgenstern (3)	1,118,188	4.2
Gerald A. Ryan (4)	400,857	1.6
William Lerner	84,700	*
Robert B. Fagenson (5)	109,500	*
John W. Higbee	1,250	*
Marc W. Joseffer	134,692	*
Jacqueline E. Woods	4,750	*
William A. McDonnell (6)	46,657	*
Ronald D. DeMoss (7)	66,609	*
William S. Short (8)	79,104	*
John A. Lombardi (9)	11,273	*
Directors/executive officers as a group (11 persons)	2,062,254	7.6
Safeco Asset Management Company and affiliates (10) 601 Union Street Suite 2500 Seattle, WA 98101	4,561,400	17.8
Dimensional Fund Advisors Inc. (11) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,670,008	6.5
David L. Babson & Company, Inc.(12) One Memorial Drive Cambridge, Massachusetts 02142-1300	1,520,847	5.9
Calm Waters Partnership (13) 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	1,450,550	5.6

                    _______________________
                    * Less than 1%

(1)   Unless otherwise indicated, the address for all persons listed above is c/o Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505.

(2)   Includes the following shares issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days: Morgenstern - - 731,666; Ryan - - 126,500; Lerner - - 81,500; Fagenson - - 81,000; Joseffer - - 78,750; Woods - - 4,750; Higbee - - 1,250; McDonnell - - 42,500; DeMoss - - 55,457; Short - - 75,916; Lombardi - - 10,000 and Directors and Officers as a group - - 1,289,289.

(3)   Includes 25,000 shares owned by Mr. Morgenstern's spouse as to which Mr. Morgenstern disclaims beneficial ownership and 917 shares held in the Company's 401(k) plan.

(4)   Includes 42,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee, 50,000 shares owned by Mr. Ryan's spouse and 609 shares held in the Company's 401(k) plan.

(5)   Includes 2,500 shares owned by the Fagenson & Co., Inc. Employee Pension Plan and Trust, of which Mr. Fagenson is a co-trustee, 10,000 shares held in a family foundation and 16,000 shares held in trusts for Mr. Fagenson's children, for which Mr. Fagenson serves as trustee and for which he disclaims any beneficial ownership.

(6)   Includes 107 shares held in the Company's 401(k) plan.

(7)   Includes 8,442 shares held in the Company's 401(k) plan and 510 shares owned by the son of Mr. DeMoss

(8)   Includes 3,188 shares held in the Company's 401(k) plan.

(9)   Includes 1,273 shares held in the Company's 401(k) plan.

(10)   Safeco Corporation, Safeco Asset Management Company and Safeco Common Stock Trust filed a joint Schedule 13G with respect to common stock of the Company owned either directly or indirectly by each entity. The beneficial ownership information presented is based solely on the joint Schedule 13G, as amended.

(11)   Dimensional Fund Advisors filed a Schedule 13G in its capacity as an investment advisor and is deemed to be the beneficial owner of the common stock which is owned by investment advisory clients. The beneficial ownership information presented is based solely on the Schedule 13G.

(12)   David L. Babson & Company, Inc. filed a Schedule 13G in its capacity as an investment advisor and is deemed to be the beneficial owner of the common stock which is owned by investment advisory clients. The beneficial ownership information presented is based solely on the Schedule 13G.

(13)   Calm Waters Partnership and Richard S. Strong filed a joint Schedule 13G with respect to common stock of the Company owned either directly or indirectly by each of them. The number reported includes 1,355,800 shares owned directly by Calm Waters Partnership and indirectly by Mr. Strong by virtue of the ownership of Calm Waters Partnership by Mr. Strong and other family members and 94,750 shares issuable upon exercise of a warrant purchased by Calm Waters Partnership from the Company on April 25, 2002. The beneficial ownership information presented is based solely on the joint Schedule 13G, as amended.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

            In August 1999, the Company made a loan to Mr. Morgenstern in the amount of $214,179, the proceeds of which were used to pay the exercise price of a stock option. The loan is evidenced by a full recourse promissory note bearing interest at 10% and currently has an outstanding balance of approximately $34,000.. In February 2000, the Company made loans to each of Messrs. Morgenstern, Ryan and Fagenson, the proceeds of which were used to pay the exercise price of stock options. The loans were evidenced by full recourse promissory notes bearing interest at 10% in the following amounts: Morgenstern $274,071; Ryan $488,250; and Fagenson $139,500. These loans to Messrs. Morgenstern, Ryan and Fagenson have been paid in full.

            The Company leases one store location from Mr. Joseffer or a company controlled by him. The company paid approximately $49,000 in rent and related amounts under such lease for the year ended September 30, 2002. The Company believes the lease rate and terms, which include the Company's obligation to pay real estate taxes, are similar to those obtainable on an arm's-length basis.

REQUIREMENTS FOR REPORTING SECURITIES OWNERSHIP

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon its review of copies of such forms furnished to it, or written representations from reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 2002 all filing requirements applicable to executive officers, directors, and greater than 10% beneficial owners were complied with, except that (a) Mr. Short failed to timely file a Form 4 with respect to stock options granted to him by the Company in July 2002, (b) Mr. Lerner failed to timely file (i) in fiscal 2001, Form 4s with respect to five sales of the Company's common stock and a Form 5 with respect to a grant of stock options, (ii) in fiscal 2000, a Form 4 with respect to a sale of the Company's common stock, (iii) in fiscal 1998, a Form 4 with respect to the exercising of stock options, two sales of the Company's common stock and the disposition of stock options to the Company, (iv) in fiscal 1997, Form 4s with respect to the exercising of stock options and two sales of the Company's common stock and a Form 5 with respect to a grant of stock options, (v) in fiscal 1996, a Form 4 with respect to the exercising of stock options and a sale of the Company's common stock, (vi) in fiscal 1995, a Form 4 with respect to the exercising of stock options and the sale of the Company's common stock and a Form 5 with respect to a grant of stock options and (vii) in fiscal 1994, a Form 5 with respect to a grant of stock options, (c) Mr. McDonnell failed to timely file a Form 5 with respect to stock options granted to him in April 2002, (d) Jeffrey K. Underwood, the Company's former Vice President of Operations, failed to timely file a Form 5 with respect to stock options granted to him in April 2002 and (e) Mr. Morgenstern failed to timely file a Form 5 with respect to his gifting of common stock of the Company in fiscal 2002.

INDEPENDENT ACCOUNTANTS

            PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal year 2002. Representatives of that firm will be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions.

            Audit Fees. The following table sets forth the fees billed to the Company for fiscal year 2002 by PricewaterhouseCoopers LLP:

Audit Fees	$ 814,330
Financial Information Systems Design and Implementation Fees	$ ---
All Other Fees	$ 144,877

            "All Other Fees" in the table above consists of fees for audits of employee benefit plans, tax consultation, assistance with responding to SEC inquiries and reimbursements for expenses of PricewaterhouseCoopers LLP related to these matters.

PROPOSALS OF SHAREHOLDERS

            Any shareholder who intends to present a proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 2004 Annual Meeting of Shareholders must submit such proposal prior to September 30, 2003. It is suggested that the proposal be submitted to the Company's corporate offices in Erie, Pennsylvania by certified mail, return receipt requested, and be directed to the Secretary of the Company.

            The Company's by-laws require a shareholder to give advance notice of any business, including the nomination of candidates for election to the board, the shareholder wishes to bring before a meeting of shareholders. In general, for business to be brought before an annual meeting by a shareholder, written notice of the proposal must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting has been changed by more than 30 days from the date of the most recent previous annual meeting, notice will be considered timely if received on or before the later of 120 calendar days before the date of the annual meeting at which such business is to be presented or 30 days following the first public announcement by the Company of the date of such annual meeting, and, in any event, if received not later than 15 calendar days prior to the scheduled mailing date of the Company's proxy materials for such annual meeting. The shareholders notice must contain a description of the business the shareholder intends to bring before the meeting and the reasons for conducting such business at the meeting, as well as other information set forth in the by-laws.

OTHER MATTERS

            Management does not know of any matters to be presented at this annual meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the annual meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

            A copy of the Company's Annual Report on Form 10-K for fiscal year 2002 is included with this Proxy Statement.

By Order of the Board of Directors,

WILLIAM LERNER
Secretary

Erie, Pennsylvania
January 28, 2003

PROXY	PROXY

RENT-WAY, INC.
ONE RENTWAY PLACE
ERIE, PENNSYLVANIA 16505

This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting on March 12, 2003.

The undersigned hereby appoints Gerald A. Ryan and William E. Morgenstern, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Rent-Way, Inc. (the "Company") to be held at the Clarion Hotel, 2800 West Eighth Street, Erie, Pennsylvania 16505 on March 12, 2003, and at any adjournments, upon matters described in the proxy statement furnished herewith and all other subjects that may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED HEREIN AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(To be Signed on Reserve Side) (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS
RENT-WAY, INC.

March 12, 2003

PROXY VOTING INSTRUCTIONS
MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ___________
-or-
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER ___________
-or-	NUMBER OF SHARES ___________
INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.	CONTROL NUMBER ___________

Please detach and mail in the envelope provided IF you are not via telephone or the internet

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK IN AS SHOWN HERE [ X ]

1. ELECTION OF DIRECTORS			2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
[ ]	FOR ALL NOMINEES	NOMINEES CLASS II (term to 2006)
[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) William Lerner ( ) Marc W. Joseffer ( ) Jacqueline E. Woods	If you do not sign and return a proxy, or attend the meeting your shares cannot be voted.
[ ]	FOR ALL EXCEPT (See instructions below)		PLEASE SIGN HEREON and return in the enclosed envelope promptly. Shareholders are entitled to cumulative voting in the election of directors.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: (x).
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Shareholder __________________			Date: ______ Signature of Shareholder _________________			Date: _______
NOTE: This proxy must be signed exactly as the name appears hereon. When shares are hold jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.